UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Soliciting Materials Pursuant to §240.14a-12

Longview Fibre Company

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO:	All Longview Fibre Company Employees

FROM:	Richard H. Wollenberg, President, CEO and Chairman of the Board

SUBJECT:	Announcement of Sale of Longview Fibre to Brookfield Asset Management

DATE:	Monday, February 5, 2007

Earlier today a news release was issued announcing a signed definitive agreement between Longview Fibre Company (“Longview Fibre”) and Brookfield Asset Management (“Brookfield”), based in Toronto, Ontario, Canada.

Under the terms of the agreement, Brookfield will purchase all of the outstanding shares of Longview Fibre Company common stock for cash at a price of $24.75 per share. While both Longview Fibre and Brookfield are committed to completing this transaction, it is subject to customary closing conditions, including regulatory approvals and approval by Longview Fibre’s shareholders. If all conditions are met as we expect, the transaction should be completed during the second quarter of 2007.

We believe Longview Fibre’s timberlands and manufacturing operations represent a solid strategic fit with Brookfield’s existing timber and manufacturing assets. Brookfield already manages two million acres of high quality timberlands and has a 40-year track record of owning and operating timberlands in North and South America that generate strong, sustainable cash flows. Brookfield currently has significant investments in three paper and forestry based manufacturing companies: Norbord, Fraser Papers and Western Forest Products.

I’m sure that you have questions about how this transaction may specifically affect you personally and professionally. Brookfield intends to operate and improve Longview Fibre’s manufacturing and converting business to demonstrate the underlying value and ensure the long-term future of the business. As there are many details yet to be decided, I must, for now, ask that you be patient. As the transaction progresses, an integration plan will be developed and shared with all Longview Fibre employees as soon as practical.

While management and the board work to finalize the agreement, I know that we can count on all our employees to continue focusing on providing our customers with the excellent products and service that are the cornerstones of Longview Fibre’s strong reputation throughout the industry.

Thank you.

Certain Information Regarding Participants

Longview Fibre’s directors and certain of its executive officers, as well as Longview Fibre, may be deemed to be participants in the solicitation of proxies from Longview Fibre’s shareholders in respect of the proposed transaction. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Longview Fibre’s proxy statement for the company’s 2006 annual meeting of shareholders, filed with the SEC on February 27, 2006 on Schedule 14A. A copy of that proxy statement may be obtained free of charge on the Securities and Exchange Commission’s Web site at http://www.sec.gov, through the link to Longview Fibre’s SEC filings on the company’s Web site at http://www.longviewfibre.com or by directing a request to Corporate Secretary, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

Important Information

In connection with the proposed transaction, Longview Fibre expects to file a proxy statement with the SEC. Shareholders should read the proxy statement, when available, because it will contain important information. Shareholders may obtain a copy of the proxy statement (when available) and other documents filed by Longview Fibre with the SEC free of charge on the SEC’s Web site at http://www.sec.gov, through the link to Longview Fibre’s SEC filings on the company's Web site at http://www.longviewfibre.com or by directing a request to Corporate Secretary, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

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Statements in this memorandum that are not historical – including, among other things, as to the expected timing of the completion of the acquisition – may be deemed forward-looking statements under applicable provisions of US federal securities laws. Although Longview Fibre believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be attained or that the transaction will be completed, and it is possible that actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The completion of and benefits from the transaction are subject to certain risks and uncertainties, including required approvals of Longview Fibre’s shareholders and regulatory agencies, the other conditions to the completion of the merger, costs and potential litigation associated with the transaction, the possibility that the anticipated benefits of the merger cannot be fully realized or may take longer to realize than expected, and other risk factors relating to Longview Fibre’s business and its industry as detailed from time to time in Longview Fibre’s reports filed with the SEC. Longview Fibre undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to Longview Fibre’s various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K, for a discussion of risk factors relating to Longview Fibre.